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                                                                    EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Aether Systems, Inc.:


We consent to incorporation by reference in the registration statements (Nos. 333-91369, 333-52220 and 333-52222) on Form S-8 and the registration statement (No. 333-48898) on Form S-3 of Aether Systems, Inc. of our reports dated February 5, 2001, relating to the consolidated balance sheets of Aether Systems, Inc. and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations and other comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which reports appear in the December 31, 2000, annual report on Form 10-K of Aether Systems, Inc.


                                                  /s/ KPMG LLP


McLean, Virginia
April 2,2001